Monarch Casino Reports 2010 Second Quarter Results

RENO, NV -- (Marketwire - July 21, 2010) - Monarch Casino & Resort, Inc. (NASDAQ: MCRI) (the "Company"), owner of the Atlantis Casino Resort Spa (the "Atlantis") in Reno, Nevada, today announced results for the quarter ended June 30, 2010.

The Company reported net revenue of $36.2 million which is $1.7 million, or 4.9%, higher than the $34.5 million reported for the comparative quarter in 2009. The Company announced quarterly income from operations of $4.5 million, EBITDA(1) of $7.7 million and diluted EPS of $0.16 which represent increases of 35.2%, 20.3% and 45.5%, respectively, when compared to the prior year's second quarter. Revenue generated in the casino, food and beverage, hotel and other operating departments increased by 3.6%, 5.5%, 13.5% and 3.1%, respectively.

Casino operating expense increased approximately $645 thousand, or 7.3%, over the prior year's second quarter primarily due to the cost of increased complimentary food, beverages and other services provided to casino patrons ("Complimentaries"). As a percentage of casino revenue, casino operating expense increased to 38.1% as compared to 36.8% in prior year's second quarter primarily due to the higher Complimentaries.

Food and beverage operating expense as a percentage of food and beverage revenue decreased to 44.9% for the second quarter as compared to 46.2% in the second quarter of the prior year primarily due to the higher revenue combined with lower food commodity costs. Hotel operating expense as a percentage of hotel revenue decreased to 27.3% from 31.7% in prior year's second quarter due to the increase in hotel revenue combined with relatively flat hotel operating expense.

The Company reported that selling, general and administrative expense decreased by approximately $396 thousand, or 3.2%, due primarily to reductions in legal, utilities and bad debt expense, partially offset by higher marketing expense.

During the quarter, the Company paid down the balance outstanding under its credit facility by $3.2 million, which decreased the outstanding balance of the credit facility from $41.0 million at March 31, 2010 to $37.8 million at June 30, 2010. Decreased borrowing levels drove interest expense down from $571 thousand in prior year's second quarter to $366 thousand in the current quarter.

Monarch's CEO and Co-Chairman John Farahi commented on the Company's performance: "We are pleased with this quarter's results, particularly because each of our operating departments reported revenue increases despite the ongoing macroeconomic weakness of our national and local economies. Looking forward, our plan is to continue delivering to our guests the same high quality experience that provided the foundation for this quarter's increased revenues."

Monarch Casino & Resort, Inc., through its subsidiary, Golden Road Motor Inn, Inc., owns and operates the Atlantis Casino Resort Spa, a hotel/casino facility in Reno, Nevada which features approximately 61,000 square feet of casino space; approximately 1,000 guest rooms; eight food outlets; two espresso and pastry bars; an approximate 30,000 square foot health spa and salon with an enclosed year-round pool; two retail outlets offering clothing and traditional gift shop merchandise; an 8,000 square-foot family entertainment center; and approximately 52,000 square feet of banquet, convention and meeting room space. The casino features approximately 1,450 slot and video poker machines; approximately 38 table games, including blackjack, craps, roulette, and others; a sports book; a 24-hour live keno lounge and a poker room. The Company and its predecessors have operated a facility on the Atlantis site since 1972.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 which are subject to change, including, but not limited to, comments relating to (i) future operating performance, (ii) economic and market conditions, and (iii) the liquidity requirements of the Company. Actual results and future events and conditions may differ materially from those described in any forward-looking statements. Additional information concerning potential factors that could affect the Company's financial results is included in the Company's Securities and Exchange Commission filings, which are available on the Company's web site at www.monarchcasino.com.

                    MONARCH CASINO & RESORT, INC.
             Condensed Consolidated Statements of Income
                              (Unaudited)

                        Three Months Ended           Six Months Ended
                             June 30,                    June 30,
                    --------------------------  --------------------------
                        2010          2009          2010          2009
                    ------------  ------------  ------------  ------------
Revenues
  Casino            $ 25,020,899  $ 24,146,246  $ 49,175,039  $ 46,950,745
  Food and beverage   10,369,922     9,826,213    20,353,525    19,419,281
  Hotel                5,931,465     5,224,404    11,109,532    10,043,243
  Other                1,855,462     1,800,368     3,835,156     3,430,773
                    ------------  ------------  ------------  ------------
    Gross revenues    43,177,748    40,997,231    84,473,252    79,844,042
Less promotional
 allowances           (7,021,852)   (6,541,873)  (13,965,804)  (12,873,448)
                    ------------  ------------  ------------  ------------
    Net revenues      36,155,896    34,455,358    70,507,448    66,970,594
                    ------------  ------------  ------------  ------------
Operating expenses
  Casino               9,525,444     8,880,076    18,853,785    17,832,295
  Food and beverage    4,656,332     4,538,148     9,020,786     9,173,546
  Hotel                1,617,683     1,654,775     3,050,822     3,192,700
  Other                  765,813       676,770     1,405,924     1,396,207
  Selling, general
   and
   administrative     11,913,997    12,309,904    22,972,598    23,929,626
  Depreciation and
   amortization        3,214,390     3,094,951     6,525,726     6,275,906
                    ------------  ------------  ------------  ------------
    Total operating
     expenses         31,693,659    31,154,624    61,829,641    61,800,281
                    ------------  ------------  ------------  ------------
    Income from
     operations        4,462,237     3,300,734     8,677,807     5,170,313
                    ------------  ------------  ------------  ------------
Other income
 (expense)
  Other income            16,000        36,341        16,000       135,707
  Interest expense      (365,851)     (571,007)     (824,275)   (1,121,217)
                    ------------  ------------  ------------  ------------
    Total other
     expense            (349,851)     (534,666)     (808,275)     (985,510)
                    ------------  ------------  ------------  ------------
    Income before
     income taxes      4,112,386     2,766,068     7,869,532     4,184,803
Provision for
 income taxes         (1,452,055)     (968,150)   (2,767,055)   (1,464,725)
                    ------------  ------------  ------------  ------------
    Net income      $  2,660,331  $  1,797,918  $  5,102,477  $  2,720,078
                    ============  ============  ============  ============

Earnings per share
 of common stock
  Net income
    Basic           $       0.16  $       0.11  $       0.32  $       0.17
    Diluted         $       0.16  $       0.11  $       0.32  $       0.17

Weighted average
 number of common
 shares and
 potential common
 shares outstanding
    Basic             16,129,053    16,122,048    16,127,231    16,122,048
    Diluted           16,220,865    16,151,412    16,186,154    16,150,060

                    MONARCH CASINO & RESORT, INC.
               Condensed Consolidated Balance Sheets

                                                June 30,     December 31,
                                              -------------  -------------
                                                  2010           2009
                                              -------------  -------------
                ASSETS                         (unaudited)
Current assets
  Cash and cash equivalents                   $  10,009,792  $  14,420,323
  Receivables, net                                2,805,313      2,294,703
  Federal income tax receivable                     436,399              -
  Inventories                                     1,691,634      1,706,867
  Prepaid expenses                                3,105,286      2,623,650
  Deferred income taxes                           1,090,063      1,090,063
                                              -------------  -------------
    Total current assets                         19,138,487     22,135,606
                                              -------------  -------------
Property and equipment
  Land                                           13,172,522     13,172,522
  Land improvements                               3,511,484      3,511,484
  Buildings                                     140,522,106    140,522,106
  Building improvements                          10,410,770     10,410,770
  Furniture and equipment                       110,070,823    107,655,784
  Leasehold improvements                          1,346,965      1,346,965
                                              -------------  -------------
                                                279,034,670    276,619,631
  Less accumulated depreciation and
   amortization                                (119,893,275)  (113,538,145)
                                              -------------  -------------
    Net property and equipment                  159,141,395    163,081,486
Other assets, net                                   440,833        569,622
                                              -------------  -------------
  Total assets                                $ 178,720,715  $ 185,786,714
                                              =============  =============

    LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
  Borrowings under credit facility            $           -  $   1,000,000
  Accounts payable                                6,958,118      8,984,010
  Accrued expenses                               10,713,355     11,056,079
  Federal income taxes payable                            -         46,546
                                              -------------  -------------
    Total current liabilities                    17,671,473     21,086,635
                                              -------------  -------------
Long-term debt, less current maturities          37,800,000     47,500,000
Deferred income taxes                             4,695,657      4,695,657
                                              -------------  -------------
    Total liabilities                            60,167,130     73,282,292
                                              -------------  -------------

Stockholders' equity
  Preferred stock, $.01 par value, 10,000,000
   shares authorized; none issued                         -              -
  Common stock, $.01 par value, 30,000,000
   shares authorized; 19,096,300 shares issued;
   16,132,058 outstanding at 6/30/10
   16,125,388 outstanding at 12/31/09               190,963        190,963
  Additional paid-in capital                     30,821,256     30,041,083
  Treasury stock, 2,964,242 shares at 6/30/10
   2,970,912 shares at 12/31/09, at cost        (48,698,466)   (48,864,979)
  Retained earnings                             136,239,832    131,137,355
                                              -------------  -------------
    Total stockholders' equity                  118,553,585    112,504,422
                                              -------------  -------------
    Total liabilities and stockholder's
     equity                                   $ 178,720,715  $ 185,786,714
                                              =============  =============

                    MONARCH CASINO & RESORT, INC.
               Reconciliation of Net Income to EBITDA (1)
                              (Unaudited)

                        Three Months Ended           Six Months Ended
                              June 30,                    June 30,
                    --------------------------  --------------------------
                        2010          2009          2010          2009
                    ------------- ------------  ------------- ------------
Net income          $   2,660,331 $  1,797,918  $   5,102,477 $  2,720,078
Adjustments
  Provision for
   income taxes         1,452,055      968,150      2,767,055    1,464,725
  Interest expense        365,851      571,007        824,275    1,121,217
  Depreciation and
   amortization         3,214,390    3,094,951      6,525,726    6,275,906
  Interest income               -      (36,341)             -      (71,759)
                    ------------- ------------  ------------- ------------
EBITDA (1)
 (unaudited)        $   7,692,627 $  6,395,685  $  15,219,533 $ 11,510,167
                    ============= ============  ============= ============

(1) "EBITDA" consists of net income plus provision for income taxes, interest expense, depreciation and amortization less interest income. EBITDA should not be construed as an alternative to operating income (as determined in accordance with generally accepted accounting principles) as an indicator of the Company's operating performance, as an alternative to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) or as a measure of liquidity. This item enables comparison of the Company's performance with the performance of other companies that report EBITDA, although some companies do not calculate this measure in the same manner and therefore, the measure as presented may not be comparable to similarly titled measures presented by other companies.

Contacts:
Ron Rowan
CFO
(775) 825-4700
RRowan@MonarchCasino.com

John Farahi
CEO
(775) 825-4700
JohnFarahi@MonarchCasino.com

For additional information visit Monarch's web site at MonarchCasino.com.